                              Cytation Corporation

RICHARD A. FISHER
CHAIRMAN AND GENERAL COUNSEL

October 15, 2004

Mr. Dain Schult
Chief Executive Officer
American Radio Empire, Inc. ("ARE")
13210 Kerrville Folkway
Building G
Austin, TX  78729-7522

Re: Amendment to Agreement

Dear Dain:

This will confirm that Section 15 of the agreement between ARE and Cytation
Corporation dated August 1, 2003 is deleted in its entirety.

This will further confirm that Cytation will neither seek nor accept compensation for any funds received by ARE as a result of any introductions made to ARE by Cytation.

Sincerely,

/s/ Richard A. Fisher

Accepted and agreed to:

AMERICAN RADIO EMPIRE, INC.

By:  /s/  Dain Schult
     Dain Schult

251 Thames Street    P. O. Box 809      Bristol, Rhode Island 02809
(V) 401.254.8800                        (F) 401.254.2844